[ ARTHUR ANDERSEN LLP ]





                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accounts, we hereby consent to the use of our report dated February 10, 1995 on the Bestop, Inc. financial statements included in this Form 8-K filed with the Securities and Exchange Commission in connection with the acquisition of Bestop, Inc. by Douglas & Lomason Company. It should be noted that we have not audited any financial statements of Bestop, Inc. subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.



                                          ARTHUR ANDERSEN LLP


Denver, Colorado,
 August 7, 1995.